EXHIBIT 99.1

Somerset Hills Declares 2nd Quarter Cash Dividend

BERNARDSVILLE, N.J., April 15, 2013 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH), announced today that its Board of Directors had declared a cash dividend of $.08 per share payable May 6, 2013 to holders of record of the Company's common stock on April 26, 2013. Under the terms of the Company's Merger Agreement with Lakeland Bancorp, Inc., the Company is permitted to continue to pay its regular quarterly cash dividend of $.08 per share each quarter until the closing of the transaction.

Somerset Hills Bancorp is the holding company for Somerset Hills Bank, a commercial bank operating through six offices located in Somerset, Morris and Union Counties, in New Jersey. At December 31, 2012, the Company had net loans receivable of $238.8 million, total deposits of $320.2 million and total assets of $368.9 million. For the year ended December 31, 2012, the Company earned net income of $3.4 million, or $.63 per basic and diluted share.

CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         Alfred J. Soles
         Executive VP & CFO
         908.630.5018